CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

              Advanced Suspension Technologies, Inc
                       (the "Corporation")

We  the  undersigned, Dr. Kenneth Coleman (President) and  Lidiya
Balfe (Treasurer) of the Corporation do hereby certify:

That the board of Directors of the Corporation at a meeting duly convened and held on the 18th day of December, 1996, adopted a resolution to amend the original articles as follows:

     Article I is hereby amended to read as follows:

          "The  name of the Corporation is (hereinafter
          known   as   the   corporation)   is   Dalton
          International Resources, Inc."

     Article IV is hereby amended to read as follows:

          "The  authorized  capital  shares  of  common
          stock shall be 100,000,000 shares with a  par
          value of $0.001 per share.  All voting rights
          of  the corporation shall be exercised by the
          holders of the Common Stock, with each  share
          of  the  Common Stock being entitled  to  one
          vote.  Cumulative voting will not be allowed.
          All  shares of Common Stock shall have  equal
          rights  in the event of dissolution or  final
          liquidation.   The  issued  and   outstanding
          shares  of 2,000,000 (two-million) are hereby
          forward  split 3 to 1 (three to  one)  making
          the  issued and outstanding shares  6,000,000
          which   is  part  of  the  total  100,000,000
          authorized capital common shares."

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 2,000,000, that the said change(s) and amendment ahs been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Kenneth P. Coleman   /s/ Lidiya Balfe
Dr. Kenneth Coleman, President     Lidiya Balfe, Treasurer